As filed with the Securities and Exchange Commission on
                             , 1999
         Registration No.

               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C., 20549
             -------------------------------------
                    Amendment No. 1
                           FORM SB-2

                     REGISTRATION STATEMENT
                             UNDER
                   THE SECURITIES ACT OF 1933
                     BOOKDIGITAL.COM, INC.
         (Name of Small Business Issuer in its charter)

       Delaware                                        22-3655703
(State of Jurisdiction) (Primary Standard Industrial   (I.R.S.
                         Classification Code Number    Employee
                                                    Identification
                                                       No.)

                          65 Broadway
                    New York, New York 10006
                         (212) 430-6380

  (Address and telephone number of principal executive offices and principal place of business)
             -------------------------------------
              Don L. Rose, Chief Executive Officer
                     Bookdigital.Com, Inc.
                          65 Broadway
                    New York, New York 10006
                         (212) 430-6380

   (Name, address and telephone number of agent for service)

      Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                Copies of all communications to:

                      Joel Schonfeld, Esq.
                   Andrea I. Weinstein, Esq.
                 Schonfeld & Weinstein, L.L.P.
                   63 Wall Street, Suite 1801
                    New York, New York 10005
               (212) 344-1600/Fax: (212) 480-0717

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

               CALCULATION OF REGISTRATION FEE

Title of Each  Amount Being   Proposed Maximum   Proposed   Amount of
Class of       Registered     Offering           Maximum         Registration
Securities                    Price per Share    Aggregate    Fee
                                                 Offering
                                                 Price


Total           1,200,000        $10.00             $12,000,000    $3,636.36



(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to 457.

Cross Reference Sheet
Showing the Location In Prospectus of
Information Required by items of Form SB-2


     Part I         Information Required in Prospectus      Item No.
     1.         Front of Registration Statement        Front of
                and outside front cover of             Registration
                Prospectus                             Statement and
                                                       outside
                                                       front cover of
                                                       Prospectus
     2.         Inside Front and Outside Back          Inside Front Cover Page
                Cover Pages of Prospectus              of Prospectus and
                                                       Outside
                                                       Front cover Page of
                                                       Prospectus


     3.          Summary Information and Risk          Prospectus Summary;
                 Factors                               High Risks Factors

     4.          Use of Proceeds                      Use of Proceeds

     5.         Determination of Offering Price      Prospectus Summary-
                                                     Determination of
                                                     Offering Price; High
                                                     Risk Factors

     6.         Dilution                             Dilution

     7.         Selling Security Holders                 Not Applicable
     8.         Plan of Distribution                  Plan of
                                                      Distribution

     9.         Legal Proceedings                     Legal Proceedings

    10.         Directors, executive Officers,        Management
                Promoters and Control Persons

    11.       Security Ownership of Certain           Principal
                                                      Stockholders
              Beneficial Owners and Management

Part I        Information Required in Prospectus      Caption in
                                                      Prospectus

     12.      Description of Securities               Description
                                                         of
                                                      Securities

     13.      Interest of Named Experts and           Legal
                                                      Opinions;
                                                      Experts
                                                      Counsel

     14.      Disclosure of Commission Position       Statement as to
              on Indemnification                      Indemnification
                                                      for
                                                      Securities
                                                      Act Liabilities

     15.      Organization Within Last                Management,
              Five Years                              Certain
                                                      Transactions

     16.       Description of Business                Business


     17.       Management's Discussion and            Management's
               and Analysis or Plan of                Discussion
               Operation                              and Analysis


     18.       Description of Property                Property

     19.       Certain Relationships and Related      Not Applicable
               Transactions

     20.       Market for Common Stock and            Prospectus Summary
               Related Stockholder Matters            Market for
                                                      Registrant's
                                                      Common Stock and Related
                                                      Stockholders Matters;
                                                      Shares Eligible for
                                                      Future Sale.

     21.       Executive Compensation                 Executive
                                                      Compensation

     22.       Financial Statements                   Financials
                                                       Statements
     23.       Changes in and Disagreements           Not Applicable
               with Accountants on Accounting
               and Financial Disclosure



                1,200,000 SHARES OF COMMON STOCK

                     BOOKDIGITAL.COM, INC.

     Bookdigital.com, Inc., a Delaware corporation ("Bookdigital," "our,"
"we," or "us") is offering 1,200,000 shares of common stock.           Prior
to this offering, there has been no public market for the securities, and there can be no assurance that such a market will develop or be sustained.

     We urge you to read the "Risk Factors" section beginning on page along with this prospectus before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                                             Per Share         Total

     Initial public offering price           $
     Underwriting discounts and commissions  $
     Proceeds                           $

     The shares are being offered by     the underwriters      subject to
receipt and acceptance by     the underwriters      and subject to     their
     right to reject any order in whole or in part.     We have granted to the
underwriters a 45 day option to purchase up to 180,000 additional shares to cover over-allotments.

     We estimate that the maximum offering price will be between $10.00 and $12.00 per share

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 First Madison Securities, Inc.

               Westphalia Investments, Inc.

     The date of this prospectus is                       .

     This Offering will terminate on January 1, 2000, but may be extended for an additional sixty days at Bookdigital's option.





TABLE OF CONTENTS
                                             PAGE

Prospectus Summary

Selected Financial Data

Risks Factors

Use of Proceeds

Capitalization

Dilution

Management's Discussion and Analysis of Financial Condition

Business

Management

Principal Shareholders

Description of Securities

Shares  Eligible for Future Sale

Underwriting

Legal Matters

Experts

Index to Financial Statements

                     BOOKDIGITAL.COM, INC.

     Bookdigital is a development stage company which provides electronic access to books and other reference material on the Internet.  We provide such
books and materials through our web site, www.Bookdigital.com.     We are also
in the process of developing a legal reference site, www.LawxpressUSA.com, which we expect to market to attorneys, law libraries, law students and anyone
else interested in legal research.       All our material is provided in a
readily accessible, convenient and user friendly format.

     The principal executive offices of Bookdigital are located at 65
Broadway, New York, New York 10006. Our phone number is 212-430-6380. Our web site is located at www.Bookdigital.com. Nothing contained on our web site should be construed as part of this prospectus.



                          The Offering

     The following figures do not include shares issuable upon exercise of 370,800 outstanding warrants nor do they reflect the underwriter's warrants.


Securities Offered...................................1,200,000

Shares of Common Stock.

Shares of common stock
     Outstanding before offering ................... 5,175,200

Shares of common stock
     Outstanding after offering......................6,375,200
__________

Risk Factors

     The securities offered hereby are highly speculative and involve a high degree of risk. Carefully review and consider the factors set forth under "Risk Factors" as well as all other information contained herein.

Use of Proceeds

     The net proceeds from this offering, estimated to be approximately
$10,440,000, will be used to expand sales and marketing activity, further
develop the law          e-library purchase hardware and software, and for
working capital and general corporate purposes.  For more information, please
refer to "Use of Proceeds" on page                     .



                               RISK FACTORS


We have limited operation history; we anticpate future losses.

     Bookdigital.com, Inc. was incorporated on March 25, 1999 pursuant to the laws of the State of Delaware. To date, Bookdigital has generated limited revenues. Since incorporating, we have devoted our efforts to various organizational activities, including our effort to build our web site and conduct a private placement in which we raised gross proceeds of $963,600.

     As of May 31, 1999 Bookdigital had an accumulated net deficit of $18,436, and we anticipate that we will incur net losses for the foreseeable future.
The extent of these losses will be dependent, in part, on our ability to attract and build a membership base, to generate sales and advertising revenues, and to offer products and services at competitive prices. We expect our operating expenses to increase, especially in the areas of sales and marketing and brand promotion, and, as a result, we will need to commence operations and generate revenue, and to offer products and services at competitive prices if profitability is to be achieved.


We depend on key personnel, the loss of whom could have a material adverse effect on our business.

     Our success will be substantially dependent on the performance of our executive officers, Zahra S. Yamani (President), Don L. Rose (CEO), and Susan
L. Schuler (Secretary), who have worked together only a short period of time, and on the marketing personnel we intend to hire.  The loss of the services of any of our executive officers could have a material adverse effect on our business, results of operations and financial condition.  Competition for senior management, experienced media sales and marketing personnel, qualified
Web engineers and other employees is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel.  Our failure to successfully manage our personnel requirements would have a material adverse effect on our business, results of operations and financial operations and financial condition.  We currently have no Key-Person life insurance on any of our executive officers.  We have entered into employment agreements with Zahra Yamani, our President, Don L. Rose, our CEO, and Susan
L. Schueler, our Secretary.     within the next twelve months, we intend to
hire 30 full/part time employees at an anticipated annualized cost of
$800,000.

     Resale may be difficult

     Prior to this offering, there has been no public market for our common stock or other securities. The initial public offering price of the common stock has been arbitrarily determined by Bookdigital and is not necessarily related to our assets, book value, results of operations, or any other established criteria of value. There can be no assurance that an active trading market for the common stock will develop, or be sustained if developed following the closing of the offering.


     While we intend to hire public relations firms, investors firms and hold investor meetings to help establish a market for Bookdigital's securities, we can not guarantee that such action will be successful. As a result, resale securities purchased in this offering may be difficult.

Arbitrary Determination of Offering Price.

     The initial offering will be arbitrarily determined by Bookdigital and the Underwriters, and bears no relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we will consider are the lack of operating history of Bookdigital, the proceeds to be raised by the offering, the amount of capital to be contributed by the public in proportion to the amount of stock to be retained by present stockholders, our relative requirements, and the current market conditions in the over-the-counter market.

Shares eligible for future sale.

      Upon completion of this offering, Bookdigital will have outstanding
6,375,200 shares of common stock, excluding 370,800 shares, issuable upon exercise of outstanding warrants.  Of the 6,375,600 issued and outstanding
shares of our common stock, approximately     5,175,600      shares may be
deemed "restricted shares."  The restricted shares were issued by Bookdigital in private transactions in reliance upon one or more exemptions contained in the Securities Act of 1933.  Restricted securities may, in the future, be sold in compliance with Rule 144 under the Securities Act.

     Rule 144 provides that a person holding restricted securities for a period of one year may sell in brokerage transactions an amount equal to 1% of our outstanding common stock every three months. A person who is a "non-affiliate" of Bookdigital and who has held restricted securities for over two years is not subject to the aforesaid volume limitations as long as the other conditions of the Rule are met. Possible or actual sales or our common stock by certain of our present stockholders under Rule 144 may, in the future, have a depressive effect on the price of our common stock in any market which may develop for such shares. Such shares would be eligible for sale within one year under Rule 144, subject to certain volume restrictions and other conditions imposed thereby) commencing in March 2000.

Our management will have broad discretion to allocate offering proceeds.

     Although Bookdigital has generally provided for the use of the proceeds from this offering, as of the date of this prospectus, we cannot specify with certainty the amount of the net proceeds of the offering which will be allocated for each purpose. Accordingly, Bookdigital's management will have broad discretion in the application of the net proceeds. Holders of Bookdigital securities may not agree with our allocation of the proceeds of this offering.

We may need, and may be unable to obtain additional financing.

     We anticipate that if this entire offering is sold we will have sufficient capital to meet our needs for working capital and capital expenditures for at least the next 12 months. After 12 months we may need to raise additional funds through a private or public offering of our securities in order to fund our operations while we build our subscriber base. If additional funds are raised through the issuance of equity or convertible debt securities, the new holders may have preferences or privileges senior to those of the rights of Bookdigital's securities. There can be no assurance that additional capital will be available or available on acceptable terms.
Bookdigital may not be able to fund its future operations, promote our brand as we desire, take advantage of unanticipated acquisition opportunities, develop or enhance services or respond to competitive pressures. Any such inability could have a material adverse effect on our business, results of operations and financial condition.



     Inside shareholders will continue to control Bookdigital after this offering.

     Prior to this offering, inside shareholders, including management of Bookdigital, owned 90.7% of outstanding Bookdigital common stock. After this offering, inside shareholders will own 73.6% of the outstanding Bookdigital common stock. As a result, these insiders will continue to control the company, and will continue to be able to elect all of Bookdigital/s directors, appoint its officers and control Bookdigital's affairs and operations.
Bookdigital's articles of incorporation do not provide for cumulative voting.


                         USE OF PROCEEDS

The net proceeds that we will receive from the sale of the 1,200,000 shares of common stock are estimated to be approximately $10,440,000, assuming an initial public offering price of $10.00 per shares, after deducting underwriting discounts and commissions and estimated offering expenses.

We intend to apply these net proceeds as follows:

                              Approximate Amount       Percentage
                                                       of
                                  Of Net Proceeds      Net Proceeds

Sales and Marketing            $    4,000,000          39.1%

Site Development Law
(LawxpressUSA.com)             $   1,600,000          15.6%

Site Development-Reference
materials in Spanish, Italian  $   1,850,000          18.1%
German, French

Hardware and Software          $     350,000           3.4%

Working Capital (including     $    2,440,000          23.8%
rent, payroll and office express)

Total                          $   10,440,000          100%


                         CAPITALIZATION



CAPITALIZATION


The following tables sets forth the capitalization at May 31, 1999 on an actual basis and as adjusted to give effect to the sale of 1,200,000 units at an initial public offering price of 10,00 per share and receipt of the net proceeds. This table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus.



                                                  May 31, 1999



                          Actual                   As Adjusted


Short term Debt          $   322,562               $ 322,562


Stockholder's Equity
Common Stock, $.001 par
value, 20,000,000 shares
authorized, 5,175,200
shares issued and
outstanding; 6,375,200
shares issued and
outstanding as adjusted        5,175                  6,3755


Paid-in  Capital           2,461,934              14,461,934


Accumulated Deficit       (45,908)                  (45,908) <?R>


Total Shareholder's
Equity

    2,421,201               14,421,201


Total Capitalization     $2,743,763               14,743,763


                            DILUTION

At May 31, 1999, Bookdigital had a net tangible book value of     $800,345
     or approximately     $.15      per share of common stock.  Net tangible
book value per share is equal to Bookdigital's tangible asset less its total liabilities, divided by the number of shares of common stock outstanding on such date. After giving effect to the sale of 1,200,000 units and the receipt of estimated net proceeds, assuming an initial offering price of $8.70 (after deduction of underwriting discounts and commissions), the proforma net
tangible book value at May 31, 1999 would have been     $11,240,345 or $1.76
     per share of common stock.

This represents an immediate increase in net tangible book value of     $1.61
     per share of common stock to the existing shareholders an immediate
dilution of     $8.24      share of common stock to new investors.

The following table illustrates the per share dilution:

     Assumed initial offering price                    $10.00
     Net tangible book value per share                    .15
     Increase attributable to new investors              1.61
     Adjusted net tangible book value after offering     1.76
     Dilution per share to new investors                 8.24
     Dilution as a percentage of offering price           82%

The following table sets forth on a proforma basis as of May 31, 1999, including the offering.



          Shares
          purchased
          Number          %         Total
                                    consideration
                                     Amount             %    Average Price
                                                             Per Share


Existing
Shareholders
        5,175,200      81        $   971,064           9     $ .19


New
Investors
      1,200,000        19          12,000,000         91     10.00


Total
      6,375,200       100          12,971,064        100        2.035

              MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF FINANCIAL CONDITION

     The following discussion and analysis provides information that we believe is relevant to an assessment and understanding of our results of operations and financial condition for the two months ended May 31, 1999. The following discussion should be read in conjunction with the Financial Statements and related Notes appearing elsewhere in this prospectus.

Overview

     Since beginning operations in March 1999, we have devoted substantially all of our resources to designing and implementing our web site and organizing and collecting reference materials for our web site. From inception through May 31, 1999 we raised total equity capital of $963,600 and had an accumulated deficit of $18,436. We have not yet begun to receive revenues from sales of services. We except to operate at a loss for the first six to twelve months following the commencement of sales of our services as we incur increasing levels of expense to support growth.

     We believe that an initial operating loss will not be indicative of future performance for the following reasons, among others:

          The receipt of the proceeds of this offering and their use to fund our anticipated growth will materially change expense levels in all major categories and are expected to support substantial increases in revenues from operations; and

          We have recently emerged from the development stage and anticipate rapid increases in the number and size of site visitors and advertising revenues.

     Although we expect substantial growth in both revenues and expenses, we anticipate that increases in expenses will occur more rapidly than corresponding increases in revenues. Also, while we are committed, at least in the short term, to substantial increases in expenses, we cannot guarantee that revenues will increase correspondingly. Like many companies attempting to build an Internet-based business, we expect that for at least the next year, and for an indeterminate period of time thereafter, to follow a strategy of establishing market share by making expenditures for marketing and infrastructure development that exceed current revenues.

Bookdigital

     Results of Operations. For the two months ended May 31, 1999, we had $70,278 in total revenues, all of which were derived from gain or sales of investments and interest, and incurred total expenses of $88,714. Expenses consisted of$12,130 of research and development expenses and $36,224 of general and administrative expenses. We have incurred organization costs of
$152,283.     We expect to expend approximately $3,800,000 during the next 12 months.

     Liquidity and Capital Resources.   We have funded our operations
primarily through the sale of common stock and warrants. From inception through May 31, 1999, we raised approximately $963,600 from sales of units for cash. Each unit consists of one share of common stock and one common stock purchase warrant. Each warrant is exercisable for one share of common stock at 120% of the price per share in this offering for two year period commencing March 30, 1999. In some cases, we have issued common stock in return for goods or services. As of May 31, 1999, we had a total of $322,561 of outstanding notes and other obligations for money borrowed, and cash and cash equivalents of $1,107,107. We have described the effect of this offering on our capital resources and our anticipated uses of those resources under "Use
of Proceeds" on page             .


Year 2000 Compliance

     There are issues associated with the programming code in existing computer systems as the Year 2000 approaches. The "Year 2000 problem" is pervasive and complex, as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. We have evaluated our current systems, purchased necessary upgrades and believe that our current hardware and software is Year 2000 compliant. Similarly, we believe that the services we offer to our customers are not affected by the Year 2000 problem. We have evaluated the potential impact on us of a Year 2000 problem on the part of our important third party vendors and have found none. We plan to continue to evaluate our systems and those of our important vendors in an effort to minimize the effects of a Year 2000 problem. We do not anticipate that the Year 2000 problem will have a material impact on our business or operations.


                             BUSINESS

     The discussion in this Prospectus contains certain forward-looking statements. The outcome of events described in such forward-looking statements is subject to risks and uncertainties. Bookdigital's actual results may differ materially from those discussed in such forward-looking statements. Factors that may cause or contributed to such differences include those discussed in "Risk Factors," "Management's Discussion and Analysis" and "Business" as well as those discussed elsewhere in this Prospectus.

         Information contained at Bookdigital's web site, www.Bookdigital.com, does not constitute a part of this prospectus. This prospectus includes statistical data regarding the Internet industry. Such data is taken or derived from information published by sources including the Wall Street Journal, Jupiter Research, Visa International Studies and Ziff-Davis Marketing Intelligence. Although we believe that such data is generally indicative of the matters reflected therein, such data may be imprecise and investors are captioned not to place undue reliance on such data.

     Our goal is to become a one-stop e-library reference source     for
various subjects, with a focus on legal research.     .  We believe that we
can provide a valuable tool for people conducting research via the Internet by collecting all available reference material on numerous subjects and allowing viewers to access it through a single web site. We have designed our web site so that a viewer will not have to utilize various search engines on the Internet when performing research or trying to locate a single book.
By logging onto www.Bookdigital.com, a person will be able to quickly and efficiently access the most pertinent reference material available on a particular subject and then access or download it onto his/her hard drive or print a hard copy. Books and other reference materials are categorized in a user friendly format, further simplifying research. Viewers may search by title, subject, key word or author. We believe that the Internet is providing users with the opportunity for easier and more up to date research, and it will become increasingly acceptable as a means of research. We expect that the following categories of people, among others, will find Bookdigital's web site an important reference and data source:

     Professionals
     Students
     Lawyers
     Scientists
     Medical Professionals
     Anyone seeking knowledge.

     Bookdigital.com seeks to become the premier on-line source for reference books and data by :

     Offering easy access to a wide variety of reference materials in many subject areas
     Providing the     general reference service free of charge
     Continuing to expand access to updated reference books and materials Marketing our service and engaging in cross-marketing with complementary companies and services
     Developing strategic alliances with other web sites and content providers
     Pursuing acquisitions, joint ventures and similar strategic investments and relationships with complementary businesses and companies.
     Investing in technology to further develop state of the art product and services.

     We will     offer      unlimited use of our on-line research library
free of charge.      We are in the process of developing certain categories
within our e-library, for which we will charge          fees.  The
first of these planned categories is law. We intend to furnish our law e-library with current court decisions, rulings and laws in all areas of the
law, both State and Federal.     Our law research site, www.LawxpressUSA.com,
is currently under development.  We expect that site to be available to
subscribers by January 2000.     .

     Bookdigital was incorporated on March 25,1999. Bookdigital provides access to all types of reference books and materials on the Internet in a digital format that is both easy to use and easy to read. We also provide links to other categorized premier sites in the subject area. We seek to maximize the number of visitors to our web site by providing the best service and content available in the reference and digital book arena. We currently
have in excess of     6,000      volumes in English for our digital book
selection. We anticipate that our digital library will eventually surpass one million books, and will consist of books in languages such as English, Spanish, French, German, Italian, Japanese and Chinese. To access a book or other reference material, all a viewer has to do is to click on the screen.

      Bookdigital intends to become the premier e-library and source for reference and digital books on the Internet. No longer will a person have to search the Internet via Yahoo, Lycos or some other search engine to find text dealing with the desired subject. A viewer can go to our Web site, find the material desired and get instant access to the subject then download an entire book or series of articles to his/her computer. Bookdigital intends to become a one-stop reference source. Sources available on our Web site, www.bookdigital.com, will range from classic literature needed for book reports (Plato, Mark Twain etc.), to reference materials on law, medicine, chemistry and more obscure areas such as geophysics. The books and reference materials are categorized on the web site in an easy to find manner and can be downloaded from Bookdigital's Web site in a user friendly accessible format.

     We have entered into many revenue sharing strategic "alliances" with complimentary companies such as Staples, Sharper Image, Borders, Omaha Steaks, and other vendors. A link is established with allied companies to transport the user to the desired site. A percentage of the ensuing sale is the normal compensation.

     Bookdigital will also actively seek to acquire complimentary technologies or companies that will grow or expand our business. Furthermore, the company may invest in other Internet companies that meets its objectives.
    As of the date of this prospectus, there are no pending or contemplated acquisitions.

Products and services

         LawXpressUSA.com. Bookdigital is in the process of developing a legal reference and research web site. By accessing www.lawxpressusa.com, subscribers will be able to find current statutes, court decisions , ordinances and regulations, both state and federal. We intend to make research as easy as possible for the legal practitioner by utilizing simple subject-based search engines. It is our goal to provide lawyers, researchers, law students and others with an easily accessible reference site at a subscription fee much less than current on-line legal services.

     Reference Materials.      Bookdigital intends to become the premier
source of reference material on the Web,     with an emphasis on up to date
legal reference material.      We have obtained, and will continue to obtain,
reference material on a variety of subjects, from astrology to zoology. We believe that compiling a wealth of information on each topic on a single Web site will offer subscribers an easy, time-efficient and cost efficient way to conduct research. Currently, most on-line reference materials are scattered through numerous Web sites. We believe our site is the first Web site to condense and concentrate reference materials to such a level in a single
location,     www.lawxpressusa.com.       We will seek to further attract
those conducting research, by establishing several sub super e-libraries, within our main reference e-library. The first sub super e-library will be our law e-library which we expect will contain up to the minute court
decisions, rulings, laws and regulations, in state and federal law.     Our
law e-library will be located at a separate web site, www.lawxpressusa.com. We expect that site to be operational and subscriber-ready by January 2000.
     If we are successful in developing these sub super e-libraries, we will then begin to immediately solicit subscribers for those specific subjects
    .


     Digital Books. Bookdigital will be supplying access to digital books on our Web site. Books are currently available in English language only. We intend to expand into additional languages such as Spanish, German, French, Italian, Japanese and Chinese in the near future. Downloadable books are creating a new evolution for book publishing by transforming electronic text and data to digital technology, digital characters, page layout, and numbering. Some of the advantages of digital books are:

     * The user can create an electronic book library on his/her hard drive.
     * The user can create personal notes as an attachment to each page with an option to save and print.
     * The user can highlight desired text.
     * The user can locate specific words throughout reference materials and/or literature.
     * The user can skim through pages or go directly to a specific page.
     * The user can print whole or part of desired text with or without personal notes.
     * The user can magnify (zoom in) text for easier reading.

     With these advantages, Bookdigital plans to become the premier Internet provider of reference books and materials by providing the most multi-lingual
books, and the easiest to use web site.   We have thousands of books now, and
plan to acquire at least ninety thousand more over the next year. Many of these books are of a highly technical nature. We believe that as our book inventory grows to a critical mass, the name Bookdigital will become synonymous with digital books, and that we will become the first Web site a potential customer will visit in the search for reference material. As we continue to grow, it will reach the point that Bookdigital will be the first site looked at for any and all books that are needed instantly.

     We intend to utilize these advantages to maximum advantage. The key to successful businesses on the Internet is to become as large and efficient as possible in an area of specialty. We believe that Bookdigital will have the largest single library of electronic reference books and materials available. We will seek to always maintain and improve upon that crucial advantage.

     We     do not      intend to charge     any      fees for the use of our
    general      reference materials.  Additionally, Bookdigital intends to
focus on particular reference areas such as law,          seeking to become a
single source of reference materials in such area.  We          anticipate
having a full, functioning on-line law reference library in 2000.  We will
charge     a monthly      subscription fee for users of the law service.  We
hope to have up to date court decisions, laws and regulations, both state and federal. We expect to compete with companies such as WestLaw and Lexis/Nexis.

     Most of Bookdigital's books are public domain books that have been formatted in a digital format. After the initial expense of converting the books into the digital format, the costs of the books is minimal. We will also seek arrangements with publishers to offer their newest releases for sale in the digital format. We believe that having some new releases in the general reading category is a reasonable way to increase traffic. Our costs to transform the books in the digital format will be similar to our conversion costs on public domain books, but since these new releases will be charged on a per-book basis, the profit margin should be sufficient to make this a profitable supplement. We do not anticipate that this will become a
significant source or revenue.   We believe that the primary sources of
revenues for Bookdigital will include, but will not be limited to:

1.   Advertising on our Web site;
2.       Lawxpressusa.com subscription fees     ;
3. Alliance with other Internet companies such as computer manufacturers, monitor manufacturers, and modem vendors;
4. Acquisition of complimentary technologies or operating entities to expand our business.

     Advertising.   The rapidly increasing number of web users, both in the
United States and Internationally, have resulted in the emergence of the web as a new mass medium for advertising. The web is a attractive medium for advertising because of its interactivity, flexibility, targetability, and measurability. Advertisers can reach broad audiences and target advertisements to users with similar demographic characteristics specific regional population or selected individuals. We intend to solicit advertisers to advertise on our web site. Currently, we have agreements with over eighty advertisers such as Sharper Image, 1-800 Flowers, Mothernature.com, GOTO.Com, and Barnesandnoble.com.

     These advertisers have agreed to place banner ads on our Web site, and will give us a portion of any sales generated by such ads. We expect these fees to comprise a significant portion of Bookdigital's revenues.

     Subscriptions. We intend to charge subscribers for     certain of
our services.     While Bookdigital will

    not      charge fees for use of
Bookdigital's reference e-library, which will permit a user to access
Bookdigital's entire e-library,     Bookdigital will charge subscription fees
     for certain super sub categories such as law         .  Subscribers
interested in accessing material and information contained     on our law
site, www.lawxpressusa.com      will be subject to a          monthly fee.  We
expect to attract lawyers, doctor and other medical professionals, engineers and students to our Web sites.

Internet Market and Business Opportunities

         According to emarketer,      the typical Internet user is an
educational, professional or computer-related individual. The median age is 38, median household income is $58,000 and 58% have graduated college. Obviously, this is a very attractive audience for advertisers. Further emarketer statistics show that the top uses for personnel accessing the Internet are to gather information (87.8%), E-mail (83.2%) and to conduct research (80.5%). We have found based upon our surveys that the people who utilize the Internet for research are in the upper echelon of the income and educational stratum of Internet users. Furthermore, we will be able to offer the advertisers prescreened viewers based upon their indicated interests. These factors should allow Bookdigital to charge higher advertising rates.

     Getting customers to download needed information from the Internet is not a hurdle for business. According to a new study from International Data Corp., over 50% of online business people download information from the Internet several times a week. Approximately 91% of commercial survey respondents and 81% of consumers use their hard drives for primary storage.

     We believe that expanding the capabilities on Bookdigital's Web site to other languages will give us a significant edge. According to a study recently released by Global Reach, the fastest- growing group of people online today doesn't access the Internet in English. Over the last four years, the number of non-English speaking users has grown from less than 10% to nearly 50% according to Bill Dunlap, author of the Global Reach study. In 1995, only 4 to 5 million out of a total of 40 million users were not English speakers. Today, approximately 80 to 81 million out of 180-182 million Internet users are non-English speakers.

     The eMarketer eGeography Report (released in April 1999) reports there are 47 million Internet users residing outside the US and another 48 million inside the US, for a world total of 95.4 million. These figures are based on counting only "active" net users, defined as those that get online at least once a week and for a period of at least one to two hours per week.

     According to the Dunlap survey, about 100 million of the Internet's 180 million subscribers still speak English, but Spanish and Japanese usage have each risen to 14.2 million users. We believe that as more people access the Internet in languages other than English, businesses marketing on the Web need to expand to accommodate such users. Bookdigital believes that it is important for web sites which need international exposure to known how many people are in each language group, since a company can analyze its current sales activity there and decide where to invest in promoting their web site.

     Today, business professionals are twice as likely to use the Internet to find sources for products and technologies as they were a year ago. This rising importance of the Internet as a business-to-business buying tool was highlighted by a survey released from Cahners Business Information, a trade magazine publisher. According to the survey:

          12% of business professionals who buy or set specifications for purchase in their companies look first to web sites for information. This compares with just 5% a year ago.
          15% now turn to broad-based Internet search engines, versus 8% a year ago.

     Worldwide, eStats projects that the number of Internet users will nearly quadruple over the next five years, from 36.0 million in 1997 to 142.0 million by the year 2002. This represents an average annual growth rate of 79%.


Competition

     There are competing sites on the Internet that offer copyrighted books for sale and other sites that offer public domain books for free. The sites offering copyrighted sites are well known such as Amazon.com and Barnesandnoble.com. We will offer some copyrighted books, but our main focus is in gathering all available quality reference material under one site. Most of this reference material is not copyrighted.

     Most web sites offering reference materials are located on web sites organized by academic institutions. The sites that currently offer public domain books offer them in an ASCII format and are non-profit organizations, typically subsets of universities. Generally, these sites are difficult to locate, and difficult to access.

     Sites offering on-line law reference material are WestLaw and Lexis/Nexis. While we expect to compete with Westlaw and Lexis, we are aware that these services are much more well established, better known and better funded than we are. We could also face competition in the future from web directories, search engine, content sites, commercial online service providers, sites maintained by Internet services providers, traditional media companies and other entities that attempt to or establish web sites similar to Bookdigital. There can be no assurance that our competitors and potential competitors will not develop sites that are equal or superior to us or that achieve greater market acceptance.

     Nearly all of our existing and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources that Bookdigital. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, and make more attractive offers to potential employees, and potential advertisers. There can be no assurance that we will be able to compete successfully against our current or future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.


Marketing Promotion and Advertising

     It is our intention that the advertising, promotion and public relations for Bookdigital and its products will be overseen by designated public
relations and advertising firms.  Marketing of     both      Web site names
will be aggressively pursued. We will use all mediums available for advertising. We realize that name recognition is extremely important to the future success of our company.

     The development of advertising revenue from the placement of banner ads on the Bookdigital Web site will continue to be aggressively pursued by our sales force. We intend to hire experienced personnel to market Bookdigital's web site to advertisers and advertising agencies.

     Bookdigital intends to utilize strategic alliances where feasible in order to maximize revenue. For example, Bookdigital has entered into over eighty such "alliances" with manufacturers/advertisers, such as GoTo.com, Borders, Dell Computer, Amazon.com, Sharper Image, Staples and the Lending Tree, so that a link to the Vendor's site appears as a banner on our site. We receive revenue per click through or revenue per sale consummated.

     Bookdigital will seek to develop and market as many additional books and other reference material as possible, and in as many languages as possible. Languages planned are Spanish, French, Italian, German, Chinese and Japanese. This will serve to add many potential customers for the near future.

    Operations

     Bookdigital commenced operations in April 1999. Its web site, www.bookdigital.com, has been accessible to Internet users since that time.
We have been receiving advertising revenues since August 1999. Our law site, www.lawxpressusa.com, is currently being developed and is not yet operational. We expect to commence operations on our law site by January 2000. We expect to incur approximately $1,600,000 in research, development and other start up costs to achieve operations on that site. We expect to generate revenues on lawxpressusa.com by February 2000.

                      INDUSTRY BACKGROUND

     E-commerce.    The new arena of e-commerce provides retailers with the
opportunity to serve a rapidly growing market because consumers are increasingly accepting the Internet as an alternative shopping channel. The Internet is becoming an increasingly accepted method of purchasing goods among consumers. According to Jupiter Communications, as of the end of 1998, almost 10 million U.S. households have made at least one on-line purchase and by the end of 2002 this population is expected to grow to approximately 36.5 million, representing nearly 60 percent of U.S. online households. We believe that these figures will continue to grow as Internet use becomes easier and more pleasurable through higher-speed access and less expensive and alternative Internet access devices. The growth rate of Bookdigital customer base and revenues may be different from the growth rate of households making online purchases.

     The Internet also provides e-commerce companies with an opportunity to serve a global market.

     Jupiter Communications' April 1999 estimates project that the number of Internet connected households worldwide will grow from approximately 60 million at the end of 1998 to approximately 124 million by the end of 2002. IDC estimates that the number of Web users worldwide will exceed 130 million by the end of 1999 and will grow to over 315 million users by the end of 202. The growth rate of Bookdigital's international customer base and revenues from international sales may be different from the growth rate of Internet-connected households worldwide or the growth rate of worldwide Web users.


     Products that are well suited for e-commerce.

     The reference book business is particulary well suited for e-commerce because an online site has virtually unlimited shelf space and can offer consumers anywhere the convenience of browsing through vast product information databases. The use of sophisticated search engines and personalized services enables users to locate information with convenience and speed and to get advance notice about materials in their areas of personal interest. Editorial content, such as synopses, excerpts, reviews and editorial recommendations, make for a more-educated and entertaining purchasing decision. Bookdigital believes that the presence of online stores on consumers' desktops will, in and of itself, stimulate demand and expand the marketplace.

     Business strategy

     Bookdigital seeks to become the leading online source for consumers who need to obtain certain information and/or data.

       To achieve this objective,
Bookdigital has focused its efforts on providing the highest possible levels of value and service, which it believes are reflected in the completeness of its product selection, the ease-of-use of its Web site, and the speed of delivery it can offer its customers. While the principal focus of Bookdigital will be reference information, it will continue to seek opportunities that expand its product offering to complementary information, entertainment and intellectual property-based products, and to present them to customers with the highest contextual relevance. It is our goal to be recognized as the most innovative and customer-focused of e-commerce merchants, making online research a simple, personal and gratifying experience that results in the highest of customer loyalty.

     Central to achieving these objectives, Bookdigital's operating strategy is focused on rapidly extending its brand and increasing its customer and revenue base by:

     Continually enhancing the user experience. Bookdigital is committed to making every aspect of browsing, shopping and researching on its Web site an easy and pleasurable experience. It makes continual efforts to improve the design, layout and navigation of all elements of its Web site, as well as to ensure that the site's performance metrics are competitive, especially with regard to page download times and the speed of all research function. Bookdigital also strives to make the ordering and processing easy, intuitive, fast and secure.

     Offering a large product selection and fast delivery. Bookdigital intends to offer the largest selection of on-line reference materials and organized links. This includes books on a variety of topics from astronomy to law; engineering to medicine. We believe Bookdigital's online databases will act as a highly searchable catalog for a wide spectrum of materials.

     Expanding its products offering. Bookdigital believes that our entire range of technologies, inclusive of its database and search engine, quick information access and related interfaces with vendors will enable it to position itself as a premier delivery mechanism for reference material, such as manuals and pamphlets.

     Building brand awareness and driving customer acquisition through advertising and promotion. Bookdigital will seek to invest in building our online brand and in communicating the benefits and convenience of using our Web sites. We intend to deploy a variety of media, including online, radio, television, print and outdoor advertising to rapidly grow our customer base. In all our advertising and promotion initiatives, Bookdigital will seek to continuously drive down the costs of acquiring new customers, as well as to get visitors to return to our site more frequently and to increase the use or our offered services and advertisers.

     Strengthening and expanding strategic alliances. Bookdigital will continue to seek out additional entities to operate as third-party web sites with whom it hopes to develop ability to generate alliances with merchandising
support, strengthening our ability to generate sales, and to promote     both
     Bookdigital.com     and Lawxpressusa.com's      brands.

     Marketing and promotion. Since inception, Bookdigital has pursued strategic alliances with premier online companies and high traffic web sites in order to drive traffic to its web site. We have entered into agreements with complimentary companies such as computer manufactures, hard drive, monitor and other manufacturers. Generally, strategic alliance deals are arrangements which provide for links to other web sites to be placed on Bookdigital in order to direct traffic to those other sites, in exchange for which Bookdigital receives a commission or percent of ensuing sales.

     Bookdigital will also use the unique characteristic of the Web to cost-effectively market our products and services and to develop a sizable membership base. Key elements to our approach are:

          Development of a detailed subscriber database
          Customer convenience
          Expand the Bookdigital library
          Develop selected subject areas, such as law and medicine, so Bookdigital can become a comprehensive specialized research source Continue to refine electronic book technology
          Segment our site uses so we can offer highly targeted audiences to advertisers
          Sign agreements with publishers that allow for the publishing of their latest books in digital format on our web site
          Incorporate books and reference materials in various languages

     Our objective is to develop a sizable membership base and to create a one-stop digital reference source. To achieve this goal, we will:

          Focus on membership growth
          Build strong brand recognition
          Promote repeat usage and member loyalty
          Offer new products and services
          Maintain and improve technological focus and expertise

     Employees

     As of     August 31, 1999     , Bookdigital had     eight      full time
employees and     four      part time employees/consultants.  Our future
success will depend, in part, on our ability to continue to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. From time to time, we also employ independent contractors to support our research and development, marketing, sales and support and administrative organization. Our employees are not covered by any collective bargaining agreement, and we have never experienced a work stoppage. We believe that our relations with our employees are good.

     Facilities

     Our headquarters are currently located in New York City, consisting of approximately 1,890 square feet of office space which is under a lease that
expires in 2007.     The cost per annum of this lease is $26,932.50, with
annual increases.


                            MANAGEMENT

         EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The executive officers, directors and key employees of Bookdigital and their respective ages as of June 30, 1999, are as follows:

NAME                    AGE                 POSITION
Don L. Rose              42                  CEO, Director
Zahra S. Yamani          29                  President, Director
Susan L. Schuler         53                  Secretary, Director
David Blechman           48                  Director
Irwin Bosh Stack         71                  Director


Don L. Rose has been Chief Executive Officer and a director of Bookdigital since June 1999. From June 1994 to June 1999, Mr. Rose served as founder and President of American Equity Financing, Inc., a full service venture capital firm that worked with companies to assist them in all areas of growth. America Equity Financing, Inc. was founded on January 27, 1997.
American Equity Financing owns 1,800,000 shares of restricted common stock in Bookdigital. Mr. Rose served as a consultant to First Madison Securities in their investment banking area from February of 1999 to June of 1999. Mr. Rose has extensive experience in the areas of acquisitions, start-up of public and private companies, growth financing, investor relations, engineering, project control and general business consulting. consulting firm of which he is principal. His previous roles prior to founding American Equity Financing included licensed stock broker, investment banker, founder and President of a very successful business consulting firm that conducted management efficiency audits, coordinated computing and engineering projects, setup enterprise wide databases and other functions as needed by the clients. Mr. Rose is an eight year veteran of the U.S. Navy and holds a B.S. in Computer Science from Union
College of New York.     He expects to devote over 40 hours per week to
Bookdigital.

Zahra S. Yamani has been President and a director of Bookdigital since its inception. Ms. Yamani has experience in research and development in the areas of physics and computation technology. She is currently completing her Ph.D. in research on high temperature super conductivity from the University of Toronto. Ms. Yamani has been a research assistant in the physics department of
the University of Toronto since 1998.     From 1992 to 1998 Ms. Yamani was a
teaching assistant in the physics department of Sharif University of Technology in Iran. She expects to devote approximately 10 hours per week to Bookdigital.

Susan L. Schuler has been Secretary and a director of the Company since Bookdigital's inception in March 1999. Since June 1983, Ms. Schuler has owned Kennedy & Kennedy, a consulting firm. Ms. Schuler has served as controller and chief financial officer of Nesbit Systems, Inc., a software developer since 1986. She has been controller of Singer Frumento, L.L.P., a law firm, since September 1996. She is the owner and President of Blue Sky Services Corp. A consulting company specializing in security regulation. She is also the President of Auric Investment Group, Ltd., a precious metals dealer specializing in bullion gold coins. Ms Schuler is a member of the NSCP, National Society of Compliance Professionals. She received a B.S. from
Portland State College in 1968.     She expects to devote approximately 20
hours per week to Bookdigital.

David Blechman has been a director since the company's inception. From 1992 to 1997, Mr. Blechman served as vice president of ManageMed, Inc., a medical office management services company. Since March 1999, he has served as vice president and chief technical officer of PriMed Technologies. He has extensive experience in management consulting as well as the development of various computer software models for businesses as diverse as wholesalers, doctors, laboratories, casinos, and option traders. He also has designed and implemented comprehensive document management systems for the medical field. Mr. Blechman was involved in the introduction of voice to text technology for computers and holds a MS in Management Sciences from Lehigh University in Pennsylvania.

Irwin Bosh Stack has been a director of Bookdigital since July 1999. From 1993 to 1996, he served as chairman of Oaktree Medical Systems, a publicly traded company, which owed and operated medical clinics. Since 19996, he has been president of Stack Associate, Inc., independent marketing consultants.

Executive compensation

Directors' compensation

  Directors will be reimbursed for the expenses they actually incur in attending board meetings. Directors will not be paid a fee for their service or attendance at board meetings. To date, directors have received no compensation.

Executive officers' compensation

  Bookdigital was incorporated in March 1999.   Don L. Rose, our Chief
Executive Officer, shall receive an annual salary of $85,000, Zahra Yamani, our president, shall receive a salary of $75,000 per year, and Susan L. Schueler, our secretary, shall receive a salary of $40,000 per year.


                     Principal stockholders

  The following table sets forth certain information known to Bookdigital with respect to beneficial ownership of Bookdigital's common stock as of June 30, 1999, and as adjusted for the sale of the securities offered by this prospectus, the number and percentage of outstanding shares of common stock beneficially owned by each person who beneficially owns:

            more than 5% of the outstanding shares of our common stock; each of our officers and directors; and all of our officers and directors as a group.

  Except as otherwise noted, the persons named in this table, based upon information provided by these persons, have sole voting and investment power with respect to all shares of common stock owned by them.

                      Number of
Name and Address Of   Shares      %Beneficially Owned    %Beneficially
                                                          Owned
Beneficial Owner  Beneficially Owned Before Offering(3)  After Offering (3)

Zahra S. Yamani(1)
321 Floor St. West
Toronto, Ontario
M55155, Canada       2,848,000        55.03.4%                    44.7%

American Equity
Financing, Inc.(2)
1078 Route 112
Suite 183
Pt. Jefferson, NY   1,800,000         34.8%                      28.2%


Irwin Bosh Stack
16504 Sonehaven Rd.
Miami Lakes, FL        0                 0%                        0 %

David Blechman
350 NW 12th Avenue
Deerfield Beach, FL  25,000            4.8%                       3.9%

Susan L. Schuler
8 Elmwynd Drive
Allentown, NJ       20,000         3.9%                          3.10%


All Officers and
Directors as a
Group
(5 persons)         4,693,000     90.7%                          73.6%


(1) Zahra S. Yamani, President of Bookdigital, is the sole officer and director of Knightsbridge Capital, Inc., as well as its controlling
shareholder.     2,028,000 of Ms. Yamani's 2,038,000 shares are held by
Knightsbridge.

(2) Don L. Rose, our Chief Executive Officer, is a controlling shareholder of American Equity Financing, Inc.

(3) Excludes all shares issuable upon exercise of 370,800 outstanding warrants.

                    DESCRIPTION OF SECURITIES

  As of the date of this prospectus, our authorized capital stock consists of 20,000,000 shares of common stock and 0 shares of preferred stock.

Units

  Each unit consists of one share of common stock and one warrant.

Common Stock

  As of May 31, 1999, there were 5,175,200 shares of common stock outstanding held of record by approximately 100 shareholders. Excluding the exercise of outstanding warrants, there will be 6,375,200 shares of common stock outstanding after giving effect to the sale of the 1,200,000 we are offering.

  Holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.

  Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to receive such lawful dividends as the board of directors may declare from time to time. In the event we liquidate, dissolve or wind up, and subject to the rights of the holders of outstanding shares of preferred stock, the holders of shares of common stock will be entitled to receive pro rata all of our remaining assets available for distribution to our shareholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and shares of common stock to be issued pursuant to this offering will be, upon issuance, fully paid and nonassessable.

Warrants

  As of May 31, 1999, there were 370,800 warrants issued and outstanding.
Each warrant entitles the holder to purchase one share of common stock at an exercise price of (120%) of the initial public offering price of the common stock. The shares of common stock underlying the warrants, when issued upon exercise of a warrant, will be fully paid and non-assessable. The warrants are exercisable for a two year period commencing March 30, 1999, after which they will expire. The warrants are subject to redemption by Bookdigital at a price of $.10 per warrant at any time on twenty days prior written notice, provided the closing bid price of the common stock is at least 120% of the warrant
exercise price ($      )  for twenty consecutive trading days ending three
days prior to the date that notice of redemption was given to warrant holders.


  A warrant may be exercised upon surrender of the warrant certificate on or before the expiration or redemption date of the warrant at the offices of the warrant agent, with the form of "Election to Purchase" on the reverse side of the warrant certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of Bookdigital.com, Inc.) for the number of shares with respect to which the warrant is being exercised. We will not be required to honor the exercise of the warrants if, in the opinion of our board of directors with the advice of counsel, the sale of securities upon exercise would be unlawful.

  The foregoing discussion of material terms and provision of the warrants is qualified in its entirety be reference to the detailed provisions of the warrant agreement, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

  For the life of the warrants, the holders have the opportunity to profit from a rise in the market price of the common stock without assuming the risk of ownership of the share of common stock underlying the warrants. The warrant holders may be expected to exercise their warrants at a time when we would, in all likelihood, be able to obtain any needed capital by an offering of common stock on terms more favorable than those provided for by the warrants. Furthermore, the terms on which we could obtain additional capital during the life of the warrants may be adversely affected.

Transfer Agent and Warrant Agent

  Continental Stock Transfer, New York, New York, will serve as the Transfer Agent for the common stock and Warrant Agent for the warrants.

Determination of Offering Price

     The offering price of the common stock will be arbitrarily determined by Bookdigital and the underwriters. This price bears no relation to our assets, book value, or any other customary investment criteria, including our prior operating history. Among factors we considered in determining the offering price were estimates of Bookdigital's business potential, our financial resources, the amount of equity and control desired to be retained by the present shareholders, the amount of dilution to public investors and the general condition of the securities markets.

                 SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering there has been no market for Bookdigital's securities. Future sales of substantial amounts of common stock or warrants in the public market could adversely affect market prices prevailing from time to time.

  Upon completion of this offering, Bookdigital will have outstanding an aggregate of 6,375,200 shares of common stock, assuming no exercise of any
warrants to purchase common stock.     1,200,000 <     of  these shares will
be freely tradable without restriction or further registration under the Securities Act (except for any shares purchased by "affiliates," as that term defined in Rule 144 under the Securities Act). The remaining

    5,175,000
     shares are shares of restricted stock, as that term is defined in Rule 144 promulgated under the Securities Act. Restricted stock may be sold in public market only if registered or if it qualifies for an exemption from registration is available.

  Pursuant to the provisions of Rule 144 (including Rule 144(k)), the shares of restricted stock would be available for sale in the public market as
follows:     5,175,000      restricted shares would be eligible for sale under
Rule 144 upon expiration of the one year holding period applicable to restricted stock, which expires on various dates between March 1999 and May 1999.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the number of share of common stock then outstanding (which will equal approximately 63,752 shares immediately after this offering); or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Bookdigital. Under Rule 144(k), a person who is not deemed to have been an Affiliate of Bookdigital at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except for an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144; therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                          UNDERWRITING

  The underwriters named below, for whom First Madison Securities, Inc. is acting as representative, have severally agreed pursuant to the terms and conditions of the underwriting agreement between Bookdigital and the several underwriters, to purchase from Bookdigital and Bookdigital has agreed to sell to the underwriters the number of shares of common stock set forth in the table below at the price set forth on the cover page of this prospectus.

                                                     Number of
  Underwriter                                        Shares

First Madison Securities, Inc
Janssen-Meyers, L.P.
Westphalia Investments, Inc.


Total................................................    1,200,000
                                                       ===========

  The underwriting agreement provides that the obligations of the underwriters to purchase such shares of common stock are subject to certain conditions. The Underwriters are selling the shares on a firm commitments basis.

     The representative has advised Bookdigital that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession within the discretion of the representative, and that the underwriters and such dealers may reallow a concession to other dealers, including the underwriters, within the discretion of the representative. After the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the representative.

  The representative may also impose a penalty bid on certain underwriters and selling group members. This means that if the representative purchases securities in the open market to reduce the underwriters' short position or to stabilize the price of the common stock and/or warrants, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those securities as part of this offering.

  The underwriting agreement provides for indemnification between Bookdigital and the underwriters against certain liabilities, including liabilities under the Securities Act and for contribution by Bookdigital and the underwriters to payments that may be required to be made in respect thereof. Insofar as indemnification for liabilities under the Securities Act may be permitted to Bookdigital directors, officers, and controlling persons of Bookdigital pursuant to the agreement between Bookdigital and the underwriters, or otherwise, Bookdigital has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Bookdigital has agreed to pay the representative a nonaccountable expense allowance equal to three percent of the gross proceeds from the sale of common stock offered hereby. In the event the offering is not consummated, any nonaccountable portion of the advanced payment will be promptly returned to Bookdigital.

  Bookdigital has agreed to issue to the underwriters the underwriter's warrants, which entitle the holders to purchase up to an aggregate of 120,000 shares of common stock (one share for every ten shares sold by the underwriters) for $.001 per warrant. These warrants will have an exercise
price per share equal to 120 % of the initial offering price of the     common
stock in this offering     .  The underwriter's warrants are not transferable
for one year from the date of issuance, except to individuals who are either a partner or an officer of an underwriter, by will or by the laws of descent and distribution. The underwriter's warrants are not redeemable by Bookdigital. Bookdigital has agreed to maintain an effective registration statement with respect to the issuance of the securities underlying the underwriter's warrants, if necessary, to allow their public resale without restriction, at all times during the period in which the underwriter's warrants are exercisable, commencing one year after the date of this prospectus. Such securities are being registered on the registration statement of which this Prospectus is a part.

  Prior to this offering, there has been no public market for Bookdigital's securities. Accordingly, the initial public offering price of the common stock has been determined in negotiations between Bookdigital and the representative. Among the factors considered in determining the initial public offering price of the common stock were the history and the prospects of Bookdigital and the industry in which it operates, the status and development prospects for Bookdigital's proposed products and services, the experience and qualifications of Bookdigital's executive officers and the general condition of the securities markets at the time of the offering.

                          Legal Matters

  The validity of the securities offered hereby will be passed upon for Bookdigital by its counsel, Schonfeld & Weinstein, L.L.P., New York, New York. Certain matter in connection with the offering will be passed upon for the
underwriters by     Frank Hariton, Esq., White Plains, New York

                           Experts

  The balance sheet as of May 31, 1999, and the statements of operations, stockholders' deficit, and cash flows for each of the two months then ended, have been audited by Simon Krowitz Bolin & Associates, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in registration statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                       CERTAIN TRANSACTIONS

  On March 25, 1999, Bookdigital issued a total of 4,708,040 shares to 7 people for par value. Zahra Yamani, President of Bookdigital, was issued 810,000 of those shares. Knightsbridge Capital, Inc., a company of which Ms. Yamani is a principal, was issued 2,028,000 of those shares. Additionally, 1,800,000 of the 4,708,040 shares were issued to American Equity Financing, Inc., a company of which Don L. Rose, Chief Executive Officer of Bookdigital, is a principal. Susan L. Schuler, Secretary of Bookdigital, purchased 20,000
shares, and David Blechman, a director, purchased 25,000 shares.     Zarto
Ltd. purchased 25,000 shares and Janis Fidotta purchased 20,000 shares.

                       Additional Information

  Bookdigital has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended with respect to the Common stock offered hereby as well as common stocks and warrants held by selling shareholders. This prospectus omits certain information contained in the registration statement and the exhibits thereto, as permitted y the rules and regulations of the Commission. For further information with respect to the Company and the securities, reference is hereby made to the Registration Statement and such exhibits filed as a part thereof, which may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street , N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 75 Park Place, 14th Floor, New York, NY 10007. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of the prescribed fees. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement. The address of the SEC"s World Wide Web site is http://www.sec.gov.

  Statements contained in this prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete and. In each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respect by such reference.

  We are not currently a reporting company under the Securities and Exchange Act of 1934, and therefore we have not filed any reports with the Securities and Exchange Commission. Upon completion of this offering we intend to
register under the Securities Act, and     will be requires      to furnish to
our security holders annual reports containing audited reports containing audited financial statements reported on by independent auditors, and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year by electronic delivery on our Web site at www.Bookdigital.Com.

                           BOOKDIGITAL.COM, INC.

Table of contents




Independent Auditors Report

Financial Statements

  August 31, 1999

  Balance Sheet

  Statement of Income and Retained Earnings

  Statement of Change in Stockholder's Equity

  Statement of Cash Flows

  Notes to Financial Statements

 Independent Accountants' Report



To the Board of Directors of
Bookdigital.com, Inc.
New York, New York



We have compiled the accompanying balance sheet of Bookdigital.com, Inc. as of August 31, 1999 and the related statements of changes in stockholders' equity, operations and retained earnings and cash flows for the three months then ended and for the period March 25, 1999 (inception) to August 31, 1999, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and supplementary information, and, accordingly, do not express an opinion or any other form of assurance on them.



Rockville, Maryland

September 18, 1999

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

BALANCE SHEET

August 31, 1999


ASSETS

Current Assets
     Cash                                         $    109,092
     Account Receivable                                  5,500
     Investment Securities                             322,123

Total Current Assets                                   436,715

Property and Equipment
     Furniture and Fixtures                             11,507
     Equipment                                           8,770
     Computer Equipment                                 15,800
     Accumulated Depreciation - Computer Equipment        (790)

Total Property and Equipment                             35,287

Other Assets
     Security Deposits                                   28,821
     Organization Costs (net of amortized of
      $109,889)                                       1,538,439

Total Other Assets                                    1,567,260

TOTAL ASSETS                                   $      2,039,262

LIABILITY AND STOCKHOLDERS' EQUITY

Current Liability                              $              0

Stockholders' Equity
     Common Stock - $.001 Par Value;
       20,000,000 Shares
       Authorized, 5,174,200 Shares Issued and
       Outstanding                                         5,174
     Paid-in Capital                                   2,456,435
     Retained (Deficit), including deficit
      accumulated during the
      development stage
                                                       (422,347)

Total Stockholders' Equity                             2,039,262

TOTAL LIABILITY AND STOCKHOLDERS' EQUITY       $       2,039,262
See Accountants' Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF INCOME AND RETAINED EARNINGS

For the Periods


                                      June 1, 1999          March 25
                                      to August 31,       (inception)to
                                         1999             August 31, 1999

INCOME
     Interest Income                      $   1,982         $    2,798
     Realized Gain or (Loss) on Investments (64,135)             5,327
     Unrealized Gain or Loss on Investments  3,943               3,943

TOTAL INCOME (LOSS)                         (58,210)            12,068

EXPENSES
     Officer's Salaries                      38,071              38,071
     Clerical Salaries                          558                 558
     Consulting Fees                         64,228              76,228
     Entertainment                                0               2,200
     Internet                                   179                 309
     Insurance                                2,662               2,662
     Office Expenses                          5,543               8,732
     Postage                                    108                 993
     Professional Fee - Public Relations      6,000               6,000
     Professional Fee - Accounting           10,000              11,500
     Professional Fee - Legal                22,000              30,500
     Professional Fee - Other                31,480              39,730
     Dues and Subscriptions                     498                 498
     Software Expense                         3,064               3,064
     Rent                                     6,088              13,288
     Retainer Fee                            10,000              50,000
     Amortization - Organization Cost        82,417             109,889
     Stock/Registration Fees                  1,848               1,848
     Advertising - Internet                  24,500              24,500
     Depreciation Expense -
      Computer Equipment                        790                 790
     Payroll Tax Expense                      4,051               4,051
     Other Taxes                                100                 100
     Telephone Expenses                       3,516               8,016

TOTAL EXPENSES                              317,701             433,527

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF INCOME AND RETAINED EARNINGS

For the Periods

                                     June 1, 1999     March 25
                                     To August 31,       (inception)to
                                         1999            August 31, 1999

OTHER INCOME (EXPENSE)
     Interest                      $    (528)          $    (888)

NET (DEFICIT)                        (376,439)           (422,347)

RETAINED (DEFICIT) - Beginni          (45,908)                 0

RETAINED (DEFICIT) - Ending        $ (422,347)         $ (422,347)


NET DEFICIT PER SHARE - BASIC      $   (0.073)         $   (0.082)

NET DEFICIT PER SHARE - DILUTED    $   (0.073)         $   (0.082)

SHARES USED IN PER SHARE CALCULATION - BASIC   5,174,200    5,174,200

SHARES USED IN PER SHARE CALCULATION - DILUTED 5,174,200    5,174,200
See Accountants' Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY

For the Period from June 1, 1999 to August 31, 1999

                                                           Compre-
                                        Retained           hensive
                      Shares  Amount    Earnings     Total    Income

Balance at March 25,
  1999                  0     $    0     $      0     $   0    $      0

Issuance of
 Common Stock   5,175,200     5,175                   5,175

Paid in Capita            2,461,934               2,461,934

Loss to May 31, 1999                    (45,908)    (45,908)   (45,908)

Balance at May 31,
 1999           5,175,200  2,467,109    (45,908)  2,421,201   (45,908)

Refund to the
 Investor     (1,000)            (1)                  (1)

Reduction of
 Paid-in Capital              (5,499)              (5,499)

Net Loss                                  (376,439)   (376,439)  (376,439)

Balance at August
 31, 1999 5,174,200       $5,461,609   $(422,347)   $2,039,762  $(422,347)

See Accountants' Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Periods

                                     June 1, 1999      March 25 to
                                     To August 31,         (inception) to
                                        1999         August 31, 1999
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net (Deficit)                 $    (376,439)   $     (422,347)
     Adjustment to Reconcile Net (Deficit)
      to Net Cash Used by Operating Activities
     Depreciation Expense -
     Furniture and Fixtures                  790               790
     Amortization Expense -
       Organizational Cost                 82,417          109,889
     Increase in Accounts Receivable       (5,500)           (5,500)
     Security Deposit                     (28,821)          (28,821)

NET CASH (USED) BY OPERATING ACTIVITIES  (327,553)         (345,989)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Sales (Purchases) of Marketable
     Equity Securities                     656,355          (322,124)
     Purchases of Furniture and Fixtures   (11,507)          (11,507)
     Purchases of Computer Equipment        (8,770)          (24,570)
     Capital Expenditures -
       Organization Costs                        0           (123,428)

NET CASH PROVIDED BY INVESTING ACTIVITIES   636,078          (481,629)

CASH FLOWS FROM BY FINANCING ACTIVITIES:
     Proceeds from Issuance of Common Stock        0             942,210
     Increase (Decrease) in Short-term Debt  (322,561)                0
     Decrease in Common Stock                      (1)              (1)
     Decrease in Paid-in Capital               (5,499)           (5,499)

NET CASH USED BY FINANCING ACTIVITIES        (328,061)           936,710

NET INCREASE (DECREASE) IN CASH               (19,536)           109,092

CASH - Beginning                              128,628                 0

CASH - Ending                              $   109,092      $     109,092

Supplemental Disclosure:
     Interest Paid for the Period
     from June 1, 1999 to August 31, 1999  $       528       $       888

NONCASH INVESTING ACTIVITIES:
     Capital Expenditures -
     Organization Costs                    $         0       $   1,524,900

See Accountants' Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

August 31, 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History and Business Activity - Bookdigital.com, Inc. (the Company) is a development stage company. The Company was incorporated in the Delaware on March 25, 1999 and has a December 31 year end. The Company's mission is to become the ultimate reference library site online. The company's site (www.Bookdigital.com) on the Internet is designed to maintain a very comprehensive set of books, manuals, pamphlets, journals, research data, and links. Bookdigital.com serves as a home base library for educational and intellectual advancement. Viewer may search, review, browse and download information needed in any subject such as physics, law, astronomy, etc. at Bookdigital.com site.

The search can be made by title, subject or author for any reference materials. Currently all reference materials are in English. However, the Company intends to develop a global reference site in Spanish, French, German, Italian, etc. The Company intends to register its viewers and may charge a subscription fee in the future.

Cash and Cash Equivalents - Bookdigital.com, Inc. maintains a bank account and a petty cash fund, both of which it classifies as cash for purposes of the statement of cash flows.

Marketable Equity Securities - The companies' marketable securities consist of equity securities that have a readily determinable fair market value. Management determines the appropriate classification of its investments at the time of purchase and re-evaluates such determinations at each balance sheet date.

Property, Plant and Equipment - Fixed assets are recorded at cost. The costs are being depreciated on a straight-line basis over a five-year period.

Organization Costs - The Company incurred organization costs of $1,648,328. These costs are being amortized on a straight-line basis over a five-year period.

Common Stock - Common stock issued by the company as payment for services has been valued by management at the estimated fair market value of the stock existing at the time of its issuance.

Basic and Diluted Net Income (Loss) per Share - Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is also computed using the weighted average number of common shares outstanding during the period, including conversion of any warrants to its equivalent common stock.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

August 31, 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Concentration of Risk - The Company maintains an operating checking account at an FDIC insured (to $100,000) financial institution. The amount in this account in excess of the insured limit was $9,092. The Company also maintains a money market account with the brokerage firm of Spear, Leeds & Kellogg. These funds are not FDIC insured. The total amount not FDIC insured amounts to $331,215.

Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and asset are determined based upon the differences between the financial statement and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Current income taxes are based upon the year's taxable income for federal and state income tax reporting purposes.


NOTE 2 - STOCKHOLDERS' EQUITY

Common Stock - The Company is authorized to issue 20,000,000 common shares, $0.001 par value per share and 5,175,200 shares of common stock were issued and outstanding. The holders of common stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of director can elect all of the directors, if they choose to do so. The common stock is not redeemable and has no conversion or pre-emptive rights. There are no sinking fund provisions. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred stockholders, if any.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

August 31, 1999


NOTE 2 - STOCKHOLDERS' EQUITY (Continued)

Warrants - Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of 120% of the initial public offering price (the "Exercise Price") during the two-year period commencing March 30, 1999 ("Exercise Period"). The Class A warrants are subject to redemption by the company at a price of $0.10 per warrant, at any time on twenty-day prior written notice provided the closing bid price of the common stock is at least 120% of the exercise price for twenty consecutive trading days ending three days prior to the date that notice of redemption was give to warrant holders. The shares and Class A warrants shall be detachable and separately tradable as determined by the company. These warrants will have a one-year holding period. They may be exercised any time after this one-year period, up to the expiration period of two years.


NOTE 3 - LOAN PAYABLE

The Company maintains an overdraft account with Spear, Leeds & Kellogg, its brokerage house. The loan is due on demand and bears an interest rate of 6.5% to 7.5%. The loan is secured by the company's investment securities.
Interest is payable monthly.


NOTE 4 - INCOME TAXES

Since the Company has not yet realized income as of the date of this report, no provision for income taxes has been made. At August 31, 1999 a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operation loss carryover of $(422,347) which expires in 2019.


NOTE 5 - CONTINGENCIES

The Company is not currently aware of any other legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

August 31, 1999


NOTE 6 - SUBSEQUENT EVENT - COMMITMENT

In September, 1999, the Company entered into a lease for office space. The term of the lease is from October 1, 1999 to December 31, 2007. The lease has annual increases of 3%. Minimum annual rentals for the year ending August 31 are:

2000 $    23,940
2001      45,990
2002      50,400
2003      52,290
2004      54,180
     $    226,800

 BOOKDIGITAL.COM, INC.


(A Development Stage Company)

Financial Statements

May 31, 1999
 BOOKDIGITAL.COM, INC.

Table of Contents


Independent Auditors' Report

Financial Statements

     Balance Sheet

     Statement of Income and Retained Earnings

     Statement of Change in Stockholders' Equity

     Statement of Cash Flows

     Notes to Financial Statements
 Independent Auditors' Report



To the Board of Directors of
Bookdigital.com, Inc.
New York, New York


We have audited the accompanying balance sheet of Bookdigital.com, Inc. as of May 31, 1999 and the related statements of income and retained earnings and cash flows for the period from inception (March 25, 1999) to May 31, 1999. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bookdigital.com, Inc. as of May 31, 1999 and the results of its operations and its cash flows for the initial period then ended in conformity with generally accepted accounting principles.









Rockville, Maryland

June 23, 1999

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

BALANCE SHEET

May 31, 1999


ASSETS

Current Assets
     Cash                          $    128,629
     Investment Securitie               978,478

Total Current Assets                  1,107,107

Property and Equipment
     Computer Equipment                  15,800

Other Assets
     Organization Costs
      (net of amortized of $27,472)    1,620,856

TOTAL ASSE                          $  2,743,763

LIABILITIES AND STOCKHOLDERS' EQUITY

Liability Payable - margin account  $    322,562

Stockholders' Equity
     Common Stock - 0.001 Par Value;
      20,000,000 Shares
     Authorized, 5,175,200 Shares Issued and
        Outstanding                        5,175
     Paid-in Capital                   2,461,934
     Retained Earnings, including
       Deficit Accumulated During the
      Development Stage                 (45,908)

Total Stockholders' Equity             2,421,201

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY               $ 2,743,763


See Auditors' Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF INCOME AND RETAINED EARNINGS

For the Period March 25,1999 (date of inception) to May 31, 1999


INCOME
     Interest Income               $    816
     Realized Gain on Investments    69,462

TOTAL GROSS INCOME                   70,278

EXPENSES
     Accounting Fee                   1,500
     Amortization                    27,472
     Bank Charge                         42
     Consulting Fees                 12,000
     Entertainment                    2,200
     Interest Expenses                  360
     Internet                           130
     Legal Expenses                   8,500
     Office Expenses                  3,147
     Postage                            885
     Professional Fee - Other         8,250
     Rent                             7,200
     Retainer Fee                    40,000
     Telephone Expenses               4,500

TOTAL EXPENSES                      116,186

NET DEFICIT                         (45,908)

RETAINED EARNINGS AT
 MARCH 25, 1999 (INCEPTION)               0

RETAINED EARNINGS - MAY 31, 1999 $  (45,908)

NET DEFICIT PER SHARE - BASIC    $   (0.009)

NET DEFICIT PER SHARE - DILUTED   $   (0.009)

SHARES USED IN PER SHARE
 CALCULATION - BASIC               5,175,200

SHARES USED IN PER SHARE
 CALCULATION - DILUTED             5,175,200


See Auditors' Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF CHANGE IN STOCKHOLDERS' EQUITY

For the Period from March 25, 1999 (date of inception) to May 31, 1999


               Shares   Amount     Retained Earnings   Total  Comprehensive
                                                              Income


Balance at
March 25,
1999              0     $      0              0       $      0

Issuance of
Common
Stock       5,175,200     5,175                      5,175

Paid-in
Capital                2,461,934                      2,461,934

Net Loss                                (45,908)        (45,908)  (45,908)


Balance at
May 31,
1990       5,175,200    $2,467,109      $(45,908)     $2,421,201 $(45,908)

        See Auditor's Report and Notes to Financial Statements.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

STATEMENT OF CASH FLOWS

For the Period from March 25, 1999 (date of inception) to May 31, 1999


CASH FLOWS FROM OPERATING ACTIVITIES

     Net Deficit                                  $    (45,908)
     Adjustment to Reconcile Net Deficit to
       Net Cash Used by Operating
       Activities
     Amortization                                        27,472

NET CASH (USED) BY OPERATING ACTIVITIES                 (18,436)

CASH FLOWS FROM INVESTING ACTIVITIES

     Purchase of Marketable Equity Securities          (978,478)
     Purchases of Computer Equipment                    (15,800)
     Capital Expenditures - Organization Cost          (123,428)

NET CASH USED BY INVESTING ACTIVITIES                (1,117,706)

CASH FLOWS FROM BY FINANCING ACTIVITIES

     Proceeds from Issuance Common Stock                942,210
     Proceeds from Short-term Debt                      322,560

NET CASH PROVIDED BY FINANCING ACTIVITIES             1,264,770

NET INCREASE IN CASH                                    128,628

CASH - March 25, 1999                                       0

CASH - May 31, 1999                                  $  128,628


Supplemental Disclosure:
     Interest Paid During the Year                     $    360

NONCASH INVESTING ACTIVITIES:
     Capital Expenditures - Organization Cost          $1,524,900
See Auditors' Report and Notes to Financial Statements.
 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

May 31, 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History and Business Activity - Bookdigital.com, Inc. (the Company) is a development stage company. The Company was incorporated in the Delaware on March 25, 1999 and has a December 31 year end. The Company's mission is to become the ultimate reference library site online. The company's site (www.Bookdigital.com) on the Internet is designed to maintain a very comprehensive set of books, manuals, pamphlets, journals, research data, and links. Bookdigital.com serves as a home base library for educational and intellectual advancement. Viewer may search, review, browse and download information needed in any subject such as physics, law, astronomy, etc. at Bookdigital.com site.

The search can be made by title, subject or author for any reference materials. Currently all reference materials are in English. However, the Company intends to develop a global reference site in Spanish, French, German, Italian, etc. The Company intends to register its viewers and may charge a subscription fee in the future.

Cash and Cash Equivalents - Bookdigital.com, Inc. maintains a bank account and a petty cash fund, both of which it classifies as cash for purposes of the statement of cash flows.

Marketable Equity Securities - The companies' marketable securities consist of equity securities that have a readily determinable fair market value. Management determines the appropriate classification of its investments at the time of purchase and re-evaluates such determinations at each balance sheet date.

Property, Plant and Equipment - Fixed assets are recorded at cost. The costs are being depreciated on a straight-line basis over a five-year period.

Organization Costs - The Company incurred organization costs of $1,648,328. These costs are being amortized on a straight-line basis over a five-year period.

Common Stock - Common stock issued by the company as payment for services has been valued by management at the estimated fair market value of the stock existing at the time of its issuance.

Basic and Diluted Net Income (Loss) per Share - Basic net income (loss) per share is computed using the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is also computed using the weighted average number of common shares outstanding during the period, including conversion of any warrants to its equivalent common stock.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

May 31, 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ from those estimates.

Concentration of Credit Risk - The Company maintains a cash balance in a money market account with Spear, Leeds & Kellogg. Accounts are insured by the FDIC (Federal Deposit Insurance Corporation) up to $100,000.

Income Taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and asset are determined based upon the differences between the financial statement and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. Current income taxes are based upon the year's taxable income for federal and state income tax reporting purposes.


NOTE 2 - STOCKHOLDERS' EQUITY

Common Stock - The Company is authorized to issue 20,000,000 common shares, $0.001 par value per share and 5,175,200 shares of common stock were issued and outstanding. The holders of common stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than 50% of the shares voting for the election of director can elect all of the directors, if they choose to do so. The common stock is not redeemable and has no conversion or pre-emptive rights. There are no sinking fund provisions. In the event of liquidation of the company, the holders of common stock will share equally in any balance of the company's assets available for distribution to them after satisfaction of creditors and preferred stockholders, if any.

 BOOKDIGITAL.COM, INC.

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENT

May 31, 1999


NOTE 2 - STOCKHOLDERS' EQUITY (Continued)

Warrants - Each Class A warrant entitles the holder to purchase one share of common stock at an exercise price of 120% of the initial public offering price (the "Exercise Price") during the two-year period commencing March 30, 1999 ("Exercise Period"). The Class A warrants are subject to redemption by the company at a price of $0.10 per warrant, at any time on twenty-day prior written notice provided the closing bid price of the common stock is at least 120% of the exercise price for twenty consecutive trading days ending three days prior to the date that notice of redemption was give to warrant holders. The shares and Class A warrants shall be detachable and separately tradable as determined by the company. These warrants will have a one-year holding period. They may be exercised any time after this one-year period, up to the expiration period of two years.


NOTE 3 - LOAN PAYABLE

The Company maintains an overdraft account with Spear, Leeds & Kellogg, its brokerage house. The loan is due on demand and bears an interest rate of 6.5% to 7.5%. The loan is secured by the company's investment securities.
Interest is payable monthly.


NOTE 4 - INCOME TAXES

Since the Company has not yet realized income as of the date of this report, no provision for income taxes has been made. At May 31, 1999 a deferred tax asset has not been recorded due to the company's lack of operations to provide income to use the net operation loss carryover of $(45,908) which expires in 2019.


NOTE 5 - CONTINGENCIES

The Company is not currently aware of any other legal proceedings or claims that the company believes will have, individually or in the aggregate, a material adverse effect on the company's financial position or results of operations.

    Until           , all dealers that effect transaction in the securities
whether or not participating in this offering , may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.     Indemnification of Directors and Officers

The Delaware General Corporation Law, as amended, provides for the indemnification of the Company's officers, directors and corporate employees and agents under certain circumstances as follows:

INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS;

INSURANCE. - (a) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     (b) A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstance of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such court shall deem proper.

     (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith.

     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections
(a) and (b) of this section. Such determination shall be made (1) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

     (e) Expenses incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses including attorneys' fees incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

     (f) The indemnification and advancement expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

     (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation including absorbed in a consolidation of merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation as he would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Article XI of the Company's By-laws provides for the indemnification of the company's officers, directors, and corporate employees and agents under certain circumstances as follows:

Article XI provides that the Company will hold harmless and will indemnify all officers, directors, employees and agents of the Company against all expense, liability and loss reasonably incurred or suffered by such person in its connection as such with the Company. The Company shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person (except against the Company) only if such proceeding was authorized by the Company's Board of Directors.

If a claim under the above paragraph is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at anytime thereafter bring suit against the Company to recover the unpaid amount of the claim. If the claimant is successful, it is entitled to be paid the expense of prosecuting such claim, as well.

Notwithstanding any limitations in other sections of the By-laws, the Company will, to the fullest extend permitted by Section 145 of the General Corporation Law of Delaware, indemnify any and all persons whom it has the power to indemnify against any and all of the expense, liabilities and loss, and this indemnification shall not be deemed exclusive of any other rights to which the indemnities may be entitled under any By-law, agreement, or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such persons.

The Company may, at its own expense, maintain insurance to protect itself and any director, officer, employee or agent of the Company against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Item 25.  Expenses of Issuance and Distribution

     The other expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered are estimated as follows:


          Escrow Fee....................................$  1,000.00
           Securities and Exchange Commission
           Registration Fee.............................$  6,776.23
          Legal Fees....................................$ 25,000.00
          Accounting Fees...............................$ 10,000.00
          Printing and Engraving....................... $ 1,500.00
          Blue Sky Qualification Fees and Expenses......$ 3,000.00
          Miscellaneous.................................$ 2,000.00
          Transfer Agent Fee............................$ 1,500.00

TOTAL...................................................$50,776.23

Item 26.  Recent Sales of Unregistered Securities

    On March 25, 1999, Bookdigital issued a total of 4,708,040 shares to 7 people for par value.

Between March 30, 1999 and May 25, 1999, Bookdigital conducted a private placement of our securities. We offered a maximum amount of 181,800 units, each unit consisting of one share of common stock and one warrant, exercisable for one share of common stock at a price equal to 120% of the offering price in Bookdigital's initial public offering. The units were offered at $5.50 per unit. We sold 175,200 units to approximately 80 people.

On May 31, 1999, we issued 195,600 warrants and 272,000 shares of common stock to various consultants of Bookdigital for work, labor and services performed and to be performed in the future.

Each of these offerings was conducted pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933. The March 30, 1999 private placement was also conducted pursuant to Rule 504 of Regulation D.

EXHIBITS

Item 27.
 1.0    Underwriting Agreement

 3.1    Certificate of Incorporation.*

 3.2    By-Laws.*

 4.1    Specimen Certificate of Common Stock.*

 5.0    Opinion of Counsel.

24.0    Accountant's Consent to Use Opinion.

24.1    Counsel's Consent to Use Opinion.

99.0    Selected Dealer's Agreement

99.1    Lease

99.2  Affiliate Advertising Agreements

Item 28.

UNDERTAKINGS

     The registrant undertakes:

(1) To file, during any period in which offers or sales are being made, post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the Effective Date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of managing underwriter;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to any provisions contained in its Certificate of Incorporation, or by-laws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on September 30, 1999.






                        BOOKDIGITAL.COM, INC.


BY:
                       Don L. Rose
                       Don L. Rose, Chief Executive Officer


In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



                           Dated   September 29, 1999
Don L. Rose
Don L. Rose
Chief Executive Officer, Director




                          Dated September 29, 1999

Zahra S. Yamani
Zahra S. Yamani
President, Director



Susan L. Schuler         Dated September 29, 1999
Susan L. Schuler
Secretary, Director



Irwin Bosh Stack         Dated September 29, 1999
Irwin Bosh Stack

Director
David Blechman
Director